UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2012

FRANCESCA’S HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware
001-35239	(State or Other Jurisdiction of Incorporation)	20-8874704
(Commission File Number)		(I.R.S. Employer Identification No.)

8760 Clay Road, Houston, Texas		77080
(Address of Principal Executive Offices)		(Zip Code)

(713) 864-1358

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2012, Francesca’s Collections, Inc. (“Francesca’s”), the indirect wholly-owned subsidiary of Francesca’s Holdings Corporation (“the Company”), and the Company entered into amended and restated employment letter agreements with each of Mr. Neill Davis, Ms. Theresa Backes and Mr. Kal Malik (collectively, the “Employment Letters”). Except as otherwise provided below, the terms and conditions of the Employment Letters are effective as of January 1, 2013. The following summary of the Employment Letters is qualified in its entirety by the text of the Employment Letters, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

The executives entered into the Employment Letters in connection with each executive’s assumption of a new role with the Company. Effective as of January 1, 2013, Mr. Davis will assume the role of Chief Executive Officer and Ms. Backes will assume the role of President and Chief Operating Officer, and effective as of December 4, 2012 Mr. Malik assumed the role of Chief Administrative Officer. Each of the Employment Letters has a term of three years commencing January 1, 2013 (subject to earlier termination pursuant to the terms of the Employment Letter). Each of the Employment Letters provides for the executive to receive an annual base salary and a target annual bonus opportunity pursuant to the Company’s annual bonus plan as in effect from time to time. Effective as of January 1, 2013, the total annual base salary rate for each executive is as follows: Mr. Davis - $550,000; Ms. Backes - $400,000; and Mr. Malik - $350,000. Effective as of January 1, 2013, the target annual bonus opportunity for each executive, which is expressed as a percentage of the executive’s annual base salary for the applicable fiscal year, is as follows: Mr. Davis - 100%; Ms. Backes - 75%; and Mr. Malik - 50%. The Employment Letters also provide for the executives to participate in the Company’s employee savings and welfare benefit plans made available to the Company’s employees generally, and a total annual allowance equal to $50,000 for Mr. Davis and $20,000 for each of Ms. Backes and Mr. Malik that the executive may apply towards the purchase of additional benefits of his or her choosing.

The Employment Letters provide that if the executive’s employment with the Company is terminated, regardless of the reason for such termination of employment, the executive will be entitled to his accrued and unused vacation and any accrued benefits under the Company’s 401(k) retirement plan. Pursuant to the terms of Mr. Davis’ Employment Letter, if Mr. Davis’ employment is terminated by the Company without “cause” (as such term is defined in his Employment Letter), he will be entitled to an aggregate payment (subject to applicable tax withholdings) equal to one and one-half times the sum of (1) his annual base salary and (2) the target annual incentive bonus for the year of the termination of his employment, with such amount to become payable in substantially equal monthly installments over the 18-month period following the termination of his employment. Pursuant to the terms of Ms. Backes’ Employment Letter, if Ms. Backes’ employment is terminated by the Company without “cause” (as such term is defined in her Employment Letter), she will be entitled to an aggregate payment (subject to applicable tax withholdings) equal to one times her annual base salary for the year of the termination of her employment, with such amount to become payable in substantially equal monthly installments over the 12-month period following the termination of her employment. Pursuant to the terms of Mr. Malik’s Employment Letter, if Mr. Malik’s employment is terminated by the Company without “cause” (as such term is defined in his Employment Letter), he will be entitled to an aggregate payment (subject to applicable tax withholdings) equal to one times his annual base salary for the year of the termination of his employment, with such amount to become payable in substantially equal monthly installments over the 12-month period following the termination of his employment.

Each executive’s right to receive the severance benefits described above is subject to the executive’s execution of a release of claims in favor of the Company upon termination of his or her employment, as well as the executive’s compliance with certain protective covenants in the Employment Letter, including confidentiality, non-solicitation and non-compete covenants. The executives are not entitled to any tax gross up payments from the Company.

Item 9.01. Financial Statements and Exhibits.

10.1	Amended and Restated Employment Letter Agreement, dated December 28, 2012, between Francesca’s Collections, Inc., Francesca’s Holdings Corporation and Neill Davis

10.2	Amended and Restated Employment Letter Agreement, dated December 28, 2012, between Francesca’s Collections, Inc., Francesca’s Holdings Corporation and Theresa Backes

10.3	Amended and Restated Employment Letter Agreement, dated December 28, 2012, between Francesca’s Collections, Inc., Francesca’s Holdings Corporation and Kal Malik

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCESCA’S HOLDINGS CORPORATION

Date: January 2, 2013	By:	/s/ Kal Malik
Kal Malik
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Letter Agreement, dated December 28, 2012, between Francesca’s Collections, Inc., Francesca’s Holdings Corporation and Neill Davis

10.2	Amended and Restated Employment Letter Agreement, dated December 28, 2012, between Francesca’s Collections, Inc., Francesca’s Holdings Corporation and Theresa Backes

10.3	Amended and Restated Employment Letter Agreement, dated December 28, 2012, between Francesca’s Collections, Inc., Francesca’s Holdings Corporation and Kal Malik